                                                              EXHIBIT (h)
                           REIMBURSEMENT AGREEMENT



     THIS AGREEMENT made this 31st day of January, 1994, by and between LB Series Fund, Inc., a Minnesota corporation (the "Fund"), Lutheran
Brotherhood, a Minnesota fraternal benefit society ("LB"), and Lutheran Brotherhood Variable Insurance Products Company, a Minnesota corporation ("LBVIP").

                              WITNESSETH:
                              -----------

     WHEREAS, the Fund is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, LBVIP has established and maintains LBVIP Variable Insurance Account, LBVIP Variable Insurance Account II, and LBVIP Variable Annuity Account I (the LBVIP "Variable Accounts"), as separate accounts pursuant to the laws of Minnesota for the purpose of selling variable life and variable annuity contracts to commence after the effectiveness of Registration Statements relating thereto filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act"); and

      WHEREAS, LB has established and maintains LB Variable Insurance Account I and LB Variable Annuity Account I (the LB "Variable Accounts"), as separate accounts pursuant to the laws of Minnesota for the purpose of selling variable life and variable annuity to commence after the effectiveness of Registration Statements relating thereto filed with the Securities and Exchange Commission pursuant to the 1933 Act; and

     WHEREAS, the Variable Accounts are and will be registered as unit investment trusts under the 1940 Act upon the effectiveness of the Registration Statements under the 1940 Act; and

     WHEREAS, each Subaccount of the Variable Accounts will invest in the shares of a corresponding portfolio of the Fund; and

     WHEREAS, pursuant to an Investment Advisory Agreement dated January 31, 1994, between the Fund and LB, also operating as a registered investment adviser (the "Adviser"), the Fund agrees to pay or provide for the payment of all of its own expenses; and

     WHEREAS, LBVIP and LB are willing to pay or to reimburse the Fund for the payment of all expenses except the advisory fee associated with operating the Fund on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

          ARTICLE 1: DUTIES OF LBVIP AND LB. LBVIP and LB shall pay or provide for payment of all of the expenses of the Fund except the advisory fee, including, without limitation, compensation of Directors not affiliated with the Adviser, Lutheran Brotherhood or governmental fees, interest charges, taxes, membership dues in the Investment Company Institute allocable to the Fund, fees and expenses of independent auditors, of legal counsel and of any transfer agent, registrar and dividend disbursing agent of the Fund, expenses of preparing, printing and mailing prospectuses, shareholders' reports, notices, proxy statements and reports to governmental officers and commissions, expenses connected with the execution, recording and settlement of portfolio security transactions, insurance premiums, fees and expenses of the Custodian for all services to the Fund, including safekeeping of funds and securities and keeping of books and calculating the net asset value of shares of the Fund, expenses of shareholders' meetings, and expenses relating to the issuance, registration and qualification of shares of the Fund. LBVIP and LB agree to pay or to provide for such payment in such a manner so that the net asset value of the Fund will not be reduced as a result of the payment of any expenses.

          ARTICLE 2: COVENANTS OF THE FUND. The Fund may, in the future, sell shares to other separate accounts supporting variable insurance products (including variable annuity products) issued by LBVIP, LB or an affiliated company. If the Fund does sell such shares to other separate accounts, LBVIP and LB shall have the right to seek reimbursement from sources other than the Fund for Fund expenses incurred on behalf of such other separate accounts. The Fund agrees not to sell to other separate accounts unless arrangements have been made between and among the Fund, LBVIP, LB and the sponsors of such other separate accounts for an equitable allocation of Fund expenses payable by LBVIP and LB under this Agreement.

          ARTICLE 3: ADDITION, DELETION OR SUBSTITUTION OF INVESTMENTS. LBVIP and LB reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the shares that are held in the Variable Accounts or that the Variable Accounts may purchase. If the shares of a Portfolio of the Fund are no longer available for investment or if in the judgment of LB and LBVIP further investment in any Portfolio should become inappropriate in view of the purposes of the Variable Accounts, LBVIP and LB may redeem the shares, if any, of that Portfolio and substitute shares of another registered open-end investment company. LBVIP and LB will not substitute any shares attributable to LBVIP and LB variable contact interests in a Subaccount of the Variable Accounts without notice and prior approval of the SEC and state insurance authorities, to the extent required by the 1940 Act or other applicable law.

          LBVIP and LB also reserve the right to establish additional Subaccounts of the Variable Accounts, each of which would invest in shares corresponding to a new Portfolio of the Fund or in shares of another investment company having a specified investment objective. Subject to applicable law and any required SEC approval, LBVIP and LB may, in their sole discretion, establish new Subaccounts or eliminate one or more Subaccounts if marketing needs, tax considerations or investment conditions warrant.

          ARTICLE 4: DURATION, TERMINATION AND AMENDMENTS OF THIS AGREEMENT. This Agreement shall become effective on the date of its execution and shall govern the relations between the parties hereto thereafter. This Agreement may be amended only by a written agreement signed by the parties hereto.

          ARTICLE 5: MISCELLANEOUS. This Agreement shall be construed in accordance with the laws of the State of Minnesota, contains the entire understanding among the parties with respect to the matters covered hereby, and may be executed in several counterparts, each of which shall be deemed to be an original and one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

                                            LB SERIES FUND, INC.


                                            By:  /s/ Rolf F. Bjelland
                                               -----------------------------
                                               Rolf F. Bjelland, President



                                            LUTHERAN BROTHERHOOD


                                            By:  /s/ Robert P. Gandrud
                                               -----------------------------
                                               Robert P. Gandrud, President



                                            LUTHERAN BROTHERHOOD VARIABLE
                                            INSURANCE PRODUCTS COMPANY


                                            By:  /s/ Robert P. Gandrud
                                               -----------------------------
                                               Robert P. Gandrud, President


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